SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                 Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No.     )

      Filed by the Registrant                      [X]
      Filed by a Party other than the Registrant   [ ]
      Check the appropriate box:
      [ ]  Preliminary Proxy Statement
      [X]  Definitive Proxy Statement
      [ ]  Definitive Additional Materials
      [ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                  TEXACO INC.
________________________________________________________________________________
                (Name of Registrant as Specified In Its Charter)

                                      N/A
________________________________________________________________________________
     (Name of Person(s) Filing Proxy Statement if other than the Resgistrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(j)(2)

   [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   (1) Title of each class of securities to which transaction applies:

________________________________________________________________________________

   (2) Aggregate number of securities to which transactions applies:

________________________________________________________________________________

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (1)

________________________________________________________________________________

   (4) Proposed maximum aggregate value of transaction:

________________________________________________________________________________

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1) Amount previously paid:

________________________________________________________________________________

   (2) Form, schedule or registration statement no.:

________________________________________________________________________________

   (3) Filing party:

________________________________________________________________________________

   (4) Date filed:

________________________________________________________________________________

-----------------
(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                                    [LOGO]


                                  TEXACO INC.
                            2000 WESTCHESTER AVENUE
                             WHITE PLAINS, NY 10650

                            NOTICE OF ANNUAL MEETING

To Stockholders:

    The Annual Meeting of the Stockholders of Texaco Inc. will be held at the Rye Town Hilton, 699 Westchester Ave., Rye Brook, NY on Tuesday, May 9, 1995, at 10:00 a.m. for the purpose of transacting such business as may properly come before the meeting.

    The management intends to present for action at this meeting (1) the election of four directors and (2) the approval of the appointment of auditors for the year 1995. In addition, certain stockholders have notified the company that they intend to present to the meeting proposals regarding classification of the Board of Directors, executive compensation, employment opportunity and corporate conduct guidelines.

    The Board of Directors has fixed March 10, 1995, as the record date for determination of the stockholders entitled to notice of, and to vote at, this meeting. The list of stockholders entitled to vote will be open to the examination of any stockholder at the Rye Town Hilton for ten days prior to May 9, 1995.

    To assure your representation at the meeting, please complete, sign and mail promptly the enclosed proxy card which is being solicited on behalf of the management, whether or not you plan to attend the meeting. A return envelope which requires no postage is enclosed for that purpose. ONLY THOSE STOCKHOLDERS OR THEIR PROPERLY IDENTIFIED PROXIES WITH VALIDATED ADMISSION TICKETS WILL BE ADMITTED TO THE MEETING. IF YOU PLAN TO ATTEND THE MEETING, PLEASE MARK THE BOX PROVIDED ON YOUR PROXY CARD.

                                          Carl B. Davidson
                                          Vice President and Secretary

March 27, 1995

PROXY STATEMENT

--------------------------------------------------------------------------------

    This proxy statement and accompanying proxy card are first being mailed to stockholders on or about March 27, 1995. The proxies are being solicited by order of the Board of Directors of Texaco Inc. and all expenses incident thereto will be borne by the company. Proxies may be solicited by mail, telephone, telegram, facsimile, or in person. The company will request persons holding stock in their names for others, or in the names of nominees for others, to obtain voting instructions from the beneficial owner, and the company will reimburse such persons for their reasonable out-of-pocket expenses in obtaining voting instructions. Morrow & Co., Inc. has been retained to assist in soliciting proxies at a fee not to exceed $25,000, plus reasonable out-of-pocket expenses. A copy of the Annual Report for 1994, including audited financial statements, is being sent to stockholders with this Proxy Statement. It is not to be regarded as proxy soliciting material.

VOTE REQUIRED FOR APPROVAL

    The affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter is required for approval of matters presented to the meeting, except for the election of directors, which requires a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Your executed proxy will be voted at the meeting, unless you revoke it at any time before the vote by filing with the Secretary of the company an instrument revoking it, duly executing a proxy card bearing a later date, or appearing at the meeting and voting in person.

    Signed, unmarked proxy cards are voted in accordance with management's recommendations. The number of shares abstaining on each proposal are counted and reported as a separate total. Abstentions are included in the tally of shares represented, but are not included in the determination of the number of votes cast for or against a particular item. Therefore, abstentions have the effect of a vote cast against a particular item. Shares not voted simply as a consequence of brokers voting less than all of their entitlement on non-discretionary items under the provisions of New York Stock Exchange Rule 452 are not included in the tally of the number of shares cast for, against or abstained from any proposal, and will, therefore, have the effect of reducing the number of shares needed to approve any item.

    It is the policy of the company that all voted proxies and ballots be handled in a manner that protects employee and individual shareholder voting privacy, and no such vote shall be disclosed except: as necessary to meet any legal requirements; in limited circumstances such as a proxy contest in opposition to the Board of Directors; to permit independent Inspectors of Election to tabulate and certify the vote; and to respond to shareholders who have written comments on their proxy cards.

    Unless otherwise indicated on any proxy card, the persons named as your proxies in the proxy card intend to vote the shares it represents FOR all the nominees for director, FOR Item 2, and AGAINST Items 3, 4, 5 and 6.

INFORMATION CONCERNING THE BOARD OF DIRECTORS;
ITS GOVERNANCE PROCEDURES, COMMITTEES AND COMPENSATION
--------------------------------------------------------------------------------

GOVERNANCE

    The company's Certificate of Incorporation provides that the number of directors shall be fixed from time to time by or pursuant to the by-laws. These by-laws currently provide for a Board of 13, which, as provided by the Certificate, is divided into three classes.

    Consistent with its historic practice, the preponderance of the Board consists of outside, independent directors, currently 11.

    . The Board established a Committee of Non-Management Directors in 1949 which is responsible for management incentive awards, appraisal and compensation of officer-directors and executive development, organization and succession. Among other responsibilities, the Committee Chairman leads the personal performance appraisals of the Chief Executive Officer and also serves as a contact point on Board issues.

    . The Audit, Nominating, Compensation, Pension and Public Responsibility Committees are also composed entirely of outside directors.

    . The Public Responsibility Committee reviews and makes recommendations regarding the company's role as a responsible corporate citizen, including those related to equal employment opportunity, health, environmental and safety matters, the company's relationships with its several constituencies and the company's philanthropic programs.

    . The Compensation Committee regularly reviews the company's compensation structure, including the use of audit reviews and consultations by outside independent sources, to insure that executive compensation is competitive, closely linked to financial performance, motivates performance which will best serve the stockholders' interest and is in full compliance with Texaco's "Vision and Values."

    . Texaco established its independent Audit Committee in 1939, 38 years before the New York Stock Exchange imposed this requirement on listed companies.

    . The by-laws provide for shareholder nominations of director candidates. This process includes discussion with shareholders and the adoption of, publication and distribution in 1988 to shareholders of guidelines and qualifications for directors with the highest personal and professional ethics, integrity and values; education and breadth of experience to understand business problems and evaluate and postulate solutions; personality to work well with others with depth and wide perspective in dealing with people and situations; respect for the views of others and not rigid in approach to problems; a reasoned and balanced commitment to the social responsibilities of the company; an interest and availability of time to be involved with the company and its employees over a sustained period; stature to represent the company before the public, shareholders and the other various individuals and groups that affect the company; the willingness to objectively appraise management performance in the interest of the shareholders; an open mind on all policy issues and areas of activity affecting overall interests of the company and its shareholders; and involvement only in other activities or interests that do not create a conflict with the director's responsibilities to the company and its shareholders.

    . The Board, working with management, has established a series of procedures to assure a flow of information about the company's business. New directors participate in orientation programs, which include visits to company facilities and discussions with management personnel. Pre-meeting materials include supporting data and write-ups of items coming before the Board, as well as operational and financial information. Senior officers routinely attend at least a portion of every Board meeting and they and other members of management frequently brief the Board. Board members take these and other opportunities to discuss company business with these officers.

    . Under the company's total quality program, the Board and management discuss and define quality guidelines for each. Those of the Board include loyalty to and pride in Texaco and its reputation; independence and integrity; representation of the total stockholder constituency; good understanding of the business; study and understanding of Board issues; active, objective and constructive participation at meetings of the Board and its committees; collective breadth of experience; appraisal of executive management; management succession planning and review; assistance in representing Texaco to the outside world; and individual availability for consultation on corporate issues.

    . Texaco has a policy of open communication with institutional investors, other stockholders and the press, in annual public sessions and in smaller sessions.

    . Texaco's Board periodically evaluates its effectiveness and has identified the following nine areas of Board involvement and responsibility as benchmarks for their focus on the creation and protection of value for the stockholders:

    1. The review and approval of Texaco's tactical plans, monitoring their accomplishment and comparing Texaco's competitive positioning.

    2. The review of Texaco's strategic plan and its long range goals, the evaluation of Texaco's performance against such plan and goals and the competition, and the evaluation of the desirability, as appropriate, of modifications to such plans and goals.

    3. The oversight of Texaco's financial health.

    4. The monitoring of such activities of Texaco as pose significant risks and of the company's programs to respond to and contain such risks.

    5. The review of the performance of the Chief Executive Officer and other senior officers, and their compensation relative to performance.

    6. The review of Texaco's adherence to its corporate "Vision and Values" which include its responsibilities to its stockholders, employees, customers and the community.

    7. Preparedness for the selection of a successor Chief Executive Officer, and the monitoring of the company's development and selection of key personnel.

    8. The selection process for Board membership and the overall quality and preparedness of its members.

    9. The availability of the information which the Board and management believe is needed for the Board to perform its duties effectively.

    . Each Committee of Texaco's Board annually assesses its performance to confirm that it is meeting its responsibilities under its charter. Some of the items which Board committees consider in their self-evaluation are: appropriateness of matters presented for information; appropriateness of matters presented for approval; sufficiency of time for consideration of agenda items; frequency of meetings; length of meetings; quality and length of written materials; and quality of oral presentations.

ORGANIZATION OF THE BOARD

    Texaco's Board is organized so that a significant portion of its business is conducted through its committees. The composition and function of each committee of the Board is as follows:

    The Committee of Non-Management Directors, of which Mr. Murphy is Chairman, is composed of all of the non-employee directors and is responsible for interpreting and administering company incentive plans and reviewing the Compensation Committee's recommendations for awards made under these plans, the handling of compensation for employee directors, and the company's organization, personnel development, and key management replacement programs with special focus on Chief Executive succession. This committee held two meetings in 1994 and provides a forum for the non-management directors to openly discuss the performance of management.

    The Public Responsibility Committee met three times in 1994. The members are Dr. Brademas (Chairman), Dr. Jenifer, Ms. Smith and Mr. Steere. As noted above, the committee reviews and makes recommendations regarding the policies and procedures affecting the company's role as a responsible corporate citizen, including those related to corporate governance, equal employment opportunity, health, environmental and safety matters, the company's relationship with its several constituencies and the company's philanthropic programs.

    The Audit Committee held two meetings in 1994. Its members are Mr. Vanderslice (Chairman), Mr. Murphy, Ms. Smith, Dr. Brademas and Dr. Jenifer. Depending on the nature of the matters under review, the outside auditors, and such officers and other employees as necessary, attend all or part of the meetings of the committee. The committee reviews and evaluates the scope of the audit, accounting policies and reporting practices, internal auditing, internal controls, security procedures and other matters deemed appropriate. The committee also reviews the performance by Arthur Andersen LLP in their audit of the company's financial statements and evaluates their independence and professional competence.

    The Compensation Committee, which met five times in 1994, is composed of Messrs. Beck (Chairman), Butcher, Carpenter, Price and Vanderslice. This committee has the responsibility of reviewing the company's compensation structure. To this end, along with other studies, the committee surveys and reviews compensation practices in industry to make certain that the company remains competitive and able to recruit and retain highly qualified personnel, and that the company's compensation structure incorporates programs which reflect the company's performance and contribute to the achievement of the company's objectives. The committee establishes the criteria for bonus and other compensation packages.

    The Finance Committee consists of Messrs. DeCrane (Chairman), Beck, Butcher, Carpenter, Price and Wrigley. The committee met three times in 1994 to review and to make recommendations to the Board concerning the company's financial strategies, policies and structure.

    The Nominating Committee, consisting of Messrs. Butcher (Chairman), Beck, Murphy, Vanderslice and Wrigley, met four times in 1994. This committee maintains oversight of Board operation and effectiveness, reviews the size and composition of the Board, reviews qualifications of possible candidates for Board membership and recommends candidates to the Board as nominees for election as directors. Candidates are selected on the basis of the contributions such individuals can make in providing advice and guidance to the Board and management. The Board is committed to a membership composed of outstanding persons irrespective of gender or race. The criteria for director candidates detailed above, which were developed in consultation with individual and institutional holders and published by the company to its stockholders, continue to be the guidelines for the committee. The Nominating Committee also will consider proposals for nomination from stockholders of record which are made in writing to the Secretary, are timely, contain sufficient background information concerning the nominee to enable a proper judgment to be made as to his or her qualifications and include a written consent of the proposed nominee to stand for election if nominated and to serve if elected. The requirements for making nominations are set forth in the company's by-laws.

    The Pension Committee met three times in 1994. The members are Messrs. Wrigley (Chairman), Murphy, Price and Steere. The committee approves investment policy and guidelines, reviews investment performance, and appoints and retains trustees, insurance carriers and investment managers for the company's retirement plans.

    The Board of Directors also has an Executive Committee, which may exercise all of the powers of the Board in the management and direction of the business and affairs of the company, except those which by statute are reserved to the Board of Directors. This committee, consisting of Messrs. DeCrane (Chairman), Butcher, Carpenter, Krowe, Murphy and Vanderslice, and Ms. Smith, met once in 1994.

    The Board of Directors held thirteen meetings in 1994. Each director, except for Mr. Beck, who was ill, attended at least 75% of the total number of meetings of the Board and its committees on which the director served.

COMPENSATION OF THE DIRECTORS

    Employee directors receive no compensation for service on the Board or its committees. Non-employee directors receive an annual retainer of $30,000, and $1,250 for each Board and committee meeting attended. The Chairmen of the Audit Committee and the Compensation Committee receive annual retainers of $7,000. The Chairmen of the Committee of Non-Management Directors and the Nominating, Pension and Public Responsibility Committee receive annual retainers of $5,000. The first $10,000 of the annual retainer and $250 of each meeting fee is paid in Texaco Common Stock. Directors may elect to receive all or any part of the remaining retainers and fees in Texaco Common Stock. Directors may also elect to defer payment of fees, in cash, in Common Stock or in restricted units.

    Non-employee directors who have neither received nor are eligible to receive a benefit from any retirement, pension or other similar plan of the company and who retire either with five or more years of service on the Board or as a result of death, disability or acceptance of a position in public service are eligible to receive an annual retirement benefit equal to the annual retainer in effect at the time of their retirement. This will be paid to the director or the director's surviving spouse for the number of years which the director served on the Board.

    As part of its overall program to promote charitable giving, the company has established a directors' planned gift program funded by life insurance policies on directors. Upon the death of an individual director, the company will donate the one million dollar proceeds from such life insurance policies to one or more qualifying charitable organizations recommended by the individual director. Individual directors derive no financial benefit from this program, since all charitable deductions accrue solely to the company. During 1994, the company paid $669,862 in premiums for these policies.

VOTING SECURITIES

    Excluding 14,672,369 shares of the company's Common Stock held in the company's treasury, there were outstanding, at March 10, 1995, the following series of voting securities: 259,621,048 shares of Common Stock, 774,558.89 shares of Series B ESOP Convertible Preferred Stock and 62,550.69 shares of Series F ESOP Convertible Preferred Stock. Each outstanding share of Common Stock is entitled to one vote, each outstanding share of Series B Preferred Stock is entitled to 12.9 votes and each outstanding share of Series F Preferred Stock is entitled to ten votes, on all matters properly brought before the meeting. All the shares of the Series B and Series F Preferred Stock are voted by State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts 02104-1389, the independent trustee of the company's Employee Stock Ownership Plans. State Street Bank and Trust Company filed a Schedule 13G disclosing that as of December 31, 1994, it had voting and dispositive power over 14,934,706 shares, or approximately 5.6% of the company's outstanding voting securities, as trustee of the foregoing plans (as well as various collective investment funds and personal trust accounts). Under the terms of these plans, State Street Bank and Trust Company is required to vote shares attributable to any participant in accordance with confidential instructions received from the participant and to vote all shares for which it shall not have received instructions in the same ratio as the shares with respect to which instructions were received.

OTHER RELATIONSHIPS

    Tugboat and barge services provided to Texaco in 1994 by Wilmington Transportation Company totaled $84,889, which is less than 5% of that company's total revenue. Mr. Wrigley is controlling stockholder and Chairman of the Board of Santa Catalina Island Company, of which Wilmington Transportation Company is a wholly owned subsidiary. Payments of $4,262,961 for advertising were made to broadcasting entities and publications owned by Capital Cities/ABC, Inc., of which Mr. Murphy is Chairman and Chief Executive Officer.

    These transactions were effected in the ordinary course of business on terms at least as favorable to the company as those obtainable in similar transactions with unaffiliated parties.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

    The table on the following page sets forth, as of January 1, 1995, information with respect to the company's voting securities beneficially owned by directors, executive officers included in the "Summary Compensation Table" on page 26 and all directors and executive officers of the company as a group. The total beneficial ownership of all directors and executive officers as a group represented less than 1% of each class of shares outstanding.

                                                         NUMBER OF SHARES
                                                     -------------------------
                                                                     SERIES B
            NAMES OF BENEFICIAL OWNERS               COMMON STOCK    PREFERRED
--------------------------------------------------   ------------    ---------
[S]                                                  [C]             [C]
Robert A. Beck....................................        3,480           --
Peter I. Bijur....................................       24,983          118
C. Robert Black...................................       29,377          116
John Brademas.....................................        1,109           --
Willard C. Butcher................................        1,705(1)        --
Edmund M. Carpenter...............................        1,175           --
Alfred C. DeCrane, Jr.............................      134,137          282
James L. Dunlap...................................       47,632          130
Franklyn G. Jenifer...............................          365           --
Allen J. Krowe....................................       47,431          225
Thomas S. Murphy..................................       18,758           --
Charles H. Price, II..............................        2,628           --
Robin B. Smith....................................          903           --
William C. Steere, Jr.............................        2,454           --
Thomas A. Vanderslice.............................       14,380           --
William Wrigley...................................       28,595(2)        --
Directors and Executive Officers as a group.......      606,493        2,360

(1) Does not include 21 shares held by Mr. Butcher's wife as custodian for their minor son, as to which Mr. Butcher disclaims beneficial interest.

(2) Does not include 124,796 shares owned of record by Wm. Wrigley Jr. Company Foundation, of which Mr. Wrigley is among the officers authorized to vote the shares held by the Foundation, or 1,000 shares held in a trust, of which Mr. Wrigley is the trustee, for the benefit of his son. Mr. Wrigley disclaims any beneficial interest in such shares.

                  -------------------------------------------

ITEM 1--ELECTION OF DIRECTORS

    The Board is divided into three classes of directors. At each annual meeting of stockholders, members of one of the classes, on a rotating basis, are elected for a three-year term.

    In accordance with the company's Restated Certificate of Incorporation and by-laws, the Board of Directors by resolution fixed the total number of directors at 13.

    The four persons designated by the Board as nominees for election as directors at the Annual Meeting for three-year terms expiring in 1998 are Dr. Brademas and Messrs. DeCrane, Murphy and Price. It is the policy of the Board that officers who serve as Directors of the company retire from the Board on the date they retire as employees. Mr. DeCrane's normal retirement date as an employee is July 1, 1996, and he is scheduled to retire from the Board on that date after having served slightly more than one year of his three-year term. Upon his retirement the Board could reduce the number of members or nominate another candidate. All of the nominees are currently directors and were previously elected by the stockholders.

    The company has no reason to believe that any of the nominees will be disqualified or unable or unwilling to serve if elected. However, if any nominee should become unavailable for any reason, proxies may be voted for another person nominated by the present Board of Directors to fill the vacancy, or the size of the Board may be reduced.

    Following is certain biographical information concerning the nominees, as well as those directors whose terms of office are continuing after the meeting.

                              NOMINEES FOR THREE-YEAR TERM EXPIRING
                                    AT THE 1998 ANNUAL MEETING

                 JOHN BRADEMAS, 68, President Emeritus of New York University, became a director in 1989. He served eleven terms in Congress as a Representative from Indiana, the
  [PHOTO]        last two as Majority Whip. He is a graduate of Harvard and Oxford Universities, where he was a Rhodes Scholar. He is a director of Loews Corporation, Scholastic,
                 Inc. and NYNEX Corporation, Chairman of the President's Committee on the Arts and
                 Humanities, and is active in numerous academic and philanthropic organizations.

                 ALFRED C. DECRANE, JR., 63, Chairman of the Board and Chief Executive Officer of
                 Texaco Inc., has had 36 years of service with the company and has been a director since 1977. Mr. DeCrane assumed the position of Chief Executive Officer in 1993,
  [PHOTO]        and has served as Chairman of the Board since January 1, 1987. Prior to that he had been President since March 1, 1983. He is a trustee of the Committee for
                 Economic Development and The Conference Board, a director of CIGNA Corporation,
                 CPC International Inc., Dean Witter, Discover & Co., and the American Petroleum
                 Institute, and a member of the Board of Trustees of the University of Notre Dame.

                 THOMAS S. MURPHY, 69, is Chairman of the Board and Chief Executive Officer of
                 Capital Cities/ABC, Inc., which operates the ABC Television Network and eight affiliated television stations, radio networks and radio stations; provides
  [PHOTO]        programming for cable television; is partnered with international broadcasters in program production and distribution ventures as well as broadcast and cable television services overseas and publishes daily and weekly newspapers and trade publications. He has been a director since 1977. He is Chairman of the New York
                 University Medical Center Board of Trustees, a member of the Board of Overseers of Harvard College and a director of Johnson & Johnson and IBM Corporation.

                 CHARLES H. PRICE, II, 64, Chairman, Mercantile Bank of Kansas City and former
                 United States Ambassador to the United Kingdom (1983-1989) and Belgium
                 (1981-1983), became a director in 1989. He is a director of the Mercantile
  [PHOTO]        Bancorporation, Inc., Sprint Corporation, The New York Times Company, Hanson PLC
                 and British Airways PLC. Prior to service as a United States Ambassador, he had been Chairman of the Board of the Price Candy Company, American Bancorporation
                 and American Bank and
                 Trust Company.

                               DIRECTORS CONTINUING IN OFFICE UNTIL
                                     THE 1997 ANNUAL MEETING

                 ROBERT A. BECK, 69, Chairman Emeritus since 1987 and former Chairman of the Board and Chief Executive Officer of The Prudential Insurance Company of America, has
  [PHOTO]        been a director since 1984. He joined Prudential in 1951, was elected President in 1974, and Chairman and Chief Executive Officer in 1978. He is a director of
                 The Prudential Insurance Company of America, Campbell Soup Co., Xerox Corporation
                 and The Boeing Company, and is a Trustee of Syracuse University.

                 WILLARD C. BUTCHER, 68, former Chairman of the Board and Chief Executive Officer of the Chase Manhattan Bank, N.A., has been a director since 1981. He is a
                 Trustee Emeritus of the American Enterprise Institute for Public Policy Research,
  [PHOTO]        and a Fellow Emeritus of Brown University, and is a member of The Business
                 Council, a member of the Advisory Committee of Daimler-Benz of North America,
                 Vice Chairman of the Board of Lincoln Center for the Performing Arts, Inc. as
                 well as a trustee of the Business Committee for the Arts, Inc. He is also a director of ASARCO Incorporated, M.I.M. Holdings Ltd. Australia, International
                 Paper Company and Olympia & York Companies (U.S.A.).

                 EDMUND M. CARPENTER, 53, Chairman and Chief Executive Officer of General Signal
                 Corporation since 1988, was elected a director in 1991. Prior to serving with
  [PHOTO]        General Signal, Mr. Carpenter was President, Chief Operating Officer and a
                 director of ITT Corporation. He is a director of Campbell Soup Company and Dana
                 Corporation.

                 FRANKLYN G. JENIFER, 55, President of the University of Texas at Dallas, became a
                 Director on November 1, 1993. Following an academic career as a professor of biology, Dr. Jenifer was President of Howard University from 1990 to 1994. Prior to that he was chancellor of the Massachusetts Board of Regents of Higher
  [PHOTO]        Education, and from 1979 to 1986, vice chancellor of the New Jersey Department of
                 Higher Education. He is Vice Chair and Chair-elect of the American Council on
                 Education and serves on the board of Chesapeake & Potomac Telephone Company, the
                 Council for Aid to Education, the Corporation of Woods Hole Oceanographic
                 Institution, the Public Broadcasting Service, the National Foundation for
                 Biomedical Research and the Massachusetts Higher Education Assistance
                 Corporation.

                 THOMAS A. VANDERSLICE, 63, Chairman of the Board, President and Chief Executive
                 Officer of M/A-COM, Inc., has been a director since 1980. He was formerly
                 Chairman and Chief Executive Officer of Apollo Computer, Inc., President and
  [PHOTO]        Chief Operating Officer of GTE Corporation, and an officer of General Electric
                 Company. He is a member of the Board of Trustees of Boston College and of the
                 Board of Directors of the National Academy of Engineering, the American Chemical
                 Society, and the American Institute of Physics, and Chairman of the Massachusetts
                 High Technology Council.

                               DIRECTORS CONTINUING IN OFFICE UNTIL
                                     THE 1996 ANNUAL MEETING
                 ALLEN J. KROWE, 62, Vice Chairman of the Board of Texaco Inc., was elected a director on April 1, 1993. He joined Texaco in 1988 as Senior Vice President and
  [PHOTO]        Chief Financial Officer, after having served as Executive Vice President and a director of IBM Corporation. Mr. Krowe is a director of PPG Industries, Inc., IBJ
                 Schroder Bank & Trust Company and the University of Maryland Foundation.

                 ROBIN B. SMITH, 55, President of Publishers Clearing House since 1981 and also
                 Chief Executive Officer since 1988, was elected a director in 1992. Prior to joining Publishers Clearing House, Ms. Smith served with Doubleday & Co., Inc., as President and General Manager of its Dell Publishing subsidiary. During her
                 16-year career with Doubleday, she served in positions of increasing
  [PHOTO]        responsibility, including Director of Marketing for the Book Clubs Division and
                 Corporate Vice President, President and General Manager of the Book Clubs
                 Division. She is a director of Springs Industries, Inc., BellSouth Corporation,
                 Huffy Corporation, Omnicom Group, Inc. and several Prudential mutual funds, and is a member of the Visiting Committee of the Harvard Board of Overseers to the
                 Harvard Business School.

                 WILLIAM C. STEERE, JR., 58, Chairman and Chief Executive Officer of Pfizer, Inc.,
                 was elected a director in 1992. Mr. Steere began his career with Pfizer, a diversified health care company with global operations, and assumed positions of increasing responsibility, including President of Pfizer Pharmaceutical Group and
  [PHOTO]        President and Chief Executive Officer, before elevation to his present position in 1992. He is a director of the Federal Reserve Bank of New York, the New York
                 Botanical Garden, Minerals Technologies, Inc., WNET-Thirteen, the Business
                 Council, the Business Roundtable and the New York University Medical Center. He
                 is also past chairman of the Board of Directors of the Pharmaceutical
                 Manufacturers Association.

                 WILLIAM WRIGLEY, 62, President, Chief Executive Officer and a director of Wm.
                 Wrigley Jr. Company, has been a director since 1974. He is Chairman of the Board,
  [PHOTO]        Chairman of the Executive Committee and a director of Santa Catalina Island
                 Company, and a director of American Home Products Corporation, Wrigley Memorial
                 Garden Foundation and Grocery Manufacturers of America, Inc. He also serves as a
                 Trustee of the University of Southern California and is a Benefactor and Life
                 Member of the Santa Catalina Island Conservancy.

ITEM 2--APPROVAL OF AUDITORS

    The following resolution concerning the appointment of independent auditors will be offered at the meeting:

        "RESOLVED, that the appointment by the Board of Directors of the company of Arthur Andersen LLP to audit the accounts of the company and its subsidiaries for the fiscal year 1995 is hereby ratified and approved."

    Arthur Andersen LLP has been auditing the accounts of the company and its subsidiaries for many years. In recommending the approval by the stockholders of the appointment of that firm, the Board of Directors is acting upon the recommendation of the Audit Committee, which has satisfied itself as to the firm's professional competence and standing.

    Representatives of Arthur Andersen LLP will be present at the meeting with the opportunity to make a statement and to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

    The stockholder proposals contained in Items 3, 4, 5 and 6 were submitted by religious groups affiliated with the Interfaith Center for Corporate Responsibility, 475 Riverside Drive, New York, NY and are quoted directly from their submissions. The names, addresses and shareholdings of the proponents may be obtained upon oral or written request to the Secretary of the company.

ITEM 3--STOCKHOLDER PROPOSAL RELATING TO CLASSIFICATION OF THE BOARD OF
DIRECTORS

    RESOLVED: That the stockholders of Texaco request that the Board of Directors take the steps necessary to declassify the elections of Directors by providing that at future Board elections new directors be elected annually and not by classes as is now provided. The declassification shall be phased in in a manner that does not affect the unexpired terms of Directors previously elected.

Supporting Statement

    This resolution requests that the Board end the staggered Board system in place at Texaco and instead have all our Directors elected annually. Presently Texaco has 3 classes of Directors and 1/3 of our Board is elected each year and each Director now serves a 3 year term.

    Increasingly, institutional investors are calling for the end of this system of staggered voting. They believe it makes a Board less accountable to shareholders when directors do not stand for annual election. Significant institutional investors such as the Public Employees Retirement System of the State of California, New York City pension funds, New York State pension funds and many others have been supporting this position. As a result shareholder resolutions to end this staggered system of voting have been receiving increasingly large votes and numerous companies have demonstrated leadership by changing practice. Among them Westinghouse, Chemical Bank, Commonwealth Edison of Chicago, the Equitable companies.

    Last year this resolution received an exceptionally strong showing of 37% of the vote. Similar resolutions with other companies also received large votes. We believe shareholders feel this is a reform whose time has come.

    The election of corporate directors is the primary avenue for shareholders to influence corporate affairs and exert accountability on management. We strongly believe that our Company's financial performance is closely linked to its corporate governance policies and procedures and the level of management accountability they impose. Therefore, as shareholders concerned about the value of our investment, we are disturbed by our Company's current system of electing only one-third of the Board of Directors each year. We believe this staggering of director terms prevents shareholders from annually registering their views on the performance of the Board collectively and each Director individually.

    Most alarming is that the staggered Board can help insulate Directors and senior executives from the consequences of poor performance by denying shareholders the opportunity to replace an entire Board which is pursuing failed policies.

    In addition socially concerned investors also have reason to support this reform. For example religious investors have expressed concerns about Texaco's environmental accountability. In addition we are deeply disturbed by reports of discrimination against individual female and minority employees and a number of court suits charging discrimination.

    Finally, an internal survey by Texaco discovered that 1/3 of employees were fearful of publicly sharing opinions within the company. If there is a climate of fear or suspicion inside Texaco, it should be addressed.

    These types of issues cry out for Board attention. To hold the Board annually accountable on financial and/or social performance we believe the staggered board system should be ended at Texaco.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

    The company's practice of having a classified Board was approved overwhelmingly by stockholders by a vote of 86.4% and instituted in 1984, as part of a corporate governance system that would help Texaco carry out its long-term business strategy and also assist in protecting the interests of stockholders against raids on their stock value by possible hostile approaches.

    A classified Board offers a number of advantages to a corporation, especially one like Texaco, that must plan effectively over the long term. The company's Board structure helps assure stability, since a majority of the directors at any one time will have prior experience as directors of the company, and helps the company to attract and retain highly qualified individuals willing to commit the time and dedication necessary to understand the company, its operations and its competitive environment.

    Directors on the company's classified Board can best properly represent the interests of all stockholders. For example, this structure can give the Board needed time to evaluate any proposal to acquire the company, study alternative proposals, and help ensure that the best price will be obtained in any transaction involving the company. A classified Board also encourages persons seeking to acquire control of the company to initiate such an acquisition through arm's-length negotiations with the Board, which would then be in a position to negotiate a transaction that is fair to all stockholders.

    Contrary to the implication in the proponents' statement, a number of leading institutional investors, including the Teachers Insurance and Annuity Association - College Retirement Equities Fund, have concluded that a classified Board is in full accordance with the principles of good corporate governance, and have recognized and supported the right of a Board to organize its functions and its business in the manner it deems most efficient.

    Nor do we believe that there is significant evidence to support the implication by the proponents of this proposal that directors elected for a three-year term are any less accountable to shareholders; accountability being a function of the selection of qualified, experienced and responsive individuals and not whether they serve one- or three-year terms.

    As noted in comments on other proposals, the company's record of social concern on environmental matters is audited by independent sources, reported to the Board and its committees, as well as all stockholders, on a regular basis and reflects sound performance and compliance. Similarly, as we continue to strive to improve our diversity performance, the progress on numbers and position of women and minorities in our work force has been steady and strong.

    As detailed in the Section providing information concerning the Board of Directors beginning on page 2, Texaco has been a consistent leader in implementing corporate governance policies that ensure responsiveness and accountability to stockholders. In recognition of this leadership role, in 1992 the California Public Employees Retirement System honored Texaco's Chief Executive Officer with its Excellence in Corporate Governance Award and in November 1994 Chief Executive magazine named Texaco's Board of Directors as one of the five best boards of the 200 companies examined.

    The Board continues to believe that a classified Board is appropriate and prudent in protecting the interests of all of Texaco's stockholders, and that the continuity and quality of leadership that results from a classified Board provides the proper environment in which to foster the creation of long-term value for stockholders. The stockholders strongly agreed with this position when originally asked to vote on the issue in 1984, and nothing has led the Board to conclude that the reasons advanced to support that approach then do not continue to be valid.

    THE BOARD OF DIRECTORS, FOR THESE REASONS, RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

ITEM 4--STOCKHOLDER PROPOSAL RELATING TO EXECUTIVE COMPENSATION

    WHEREAS: We believe financial, social and environmental criteria should all be taken into account in fixing compensation packages for corporate officers. Public scrutiny on compensation is reaching a new intensity--not just for the Chief Executive Officer, but for all executives. Concerns expressed include the following:

        Too often top executives receive considerable increases in compensation packages, even when corporate financial performance is mediocre or poor and stockholders watch dividends slip and stock prices drop.

        Executive compensation, even when it decreases in a bad year, is usually not proportional to a year's poor financial returns and the financial burden borne by stockholders. Professor Graef Crystal, a national authority on executive compensation, argues that CEOs, get paid "hugely in good years," and "if not hugely, then merely wonderfully in bad years."

        When top officers' compensation packages are compared to those of the lowest paid employees, Professor Crystal notes many U.S. CEOs make 160 times more than the average employee, while in Japan that ratio is 16:1.

        The relationship between compensation and the social and environmental impact of a company's decisions is an important question. For instance, should top officers' pay for a given year be reduced if the company is found guilty of systemic sexual harassment or race discrimination or poor environmental performance, especially if it results in costly fines or expensive protracted litigation? Should responsible officers pay be on a business-as-usual scale in the year of a major environmental accident? Should compensation for Texaco's CEO reflect the company's record of oil spills and illegal discharges that incur large fines or pollute groundwater or seepage that threatens drinking water supplies?

    We believe that these questions deserve the careful scrutiny of our Board and its Compensation Committee. A number of companies including Procter & Gamble, Bristol-Myers Squibb and Westinghouse have reported to shareholders on how they integrate these factors into their compensation packages.

    RESOLVED: Shareholders request that a committee of outside Directors of the Board institute an Executive Compensation Review, and prepare a report available to shareholders by October 1995 with the results of the Review and recommended changes in practice. The review shall cover pay, benefits, perks, stock options and special arrangements in the compensation packages for all the company's top officers.

Supporting Statement

    We recommend that the Board study and report on the following in its review:

    1. Ways to link executive compensation more closely to financial performance with proposed criteria and formulae.

    2. Ways to link compensation to environmental and social corporate performance (e.g. lower base pay with incentives given for meeting or surpassing certain environmental and social standards).

    3. Ways to link financial viability of the company to long-term environmental and social sustainability (e.g. linkages that avoid short-range thinking, and instead encourage long-range planning).

    4. A description of social and environmental criteria to take into account (e.g. environmental performance standards environmental law suits, settlements, penalties, violations, results of internal or independent environment audits).

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

    This identical proposal was considered at last year's Annual Meeting and was rejected by more than 92% of the stockholders voting on it.

    We believe that the principle reason for the overwhelming rejection of the proposal was the recognition by our stockholders that it asked the Board to do what is already being done:

    * Executive compensation is in fact linked very closely to financial performance based on criteria and formulae selected by the Board of Directors to motivate performance which it believes will best serve the stockholders' interest. Major portions of "at risk" compensation are directly tied to specific, measurable performance standards--all as more fully stated in the report beginning on page 22.

    * Compensation is already linked to environmental and social corporate performance in several ways. Most importantly, the company's strong commitment to the environment, health and safety is a core value of the company--beyond being good policy and good business. To help meet this commitment, Texaco spent almost one billion dollars in 1994 alone on environmental programs and has since 1989 maintained a separate corporate division specifically charged with protecting the environment, health and safety.

    * Upholding the company's responsibility to the environment and to the communities in which it works is as central to its operations, and rated as highly as other facets of its business. Because it is so integral, a positive environmental record is important to the company's overall performance and financial results--and thus directly impacts individual bonus awards.

    * The integrated impact of environmental performance on compensation also affects long-term compensation which is based on share value and dividends, that are inevitably affected by the company's environmental performance.

    * Ensuring superior company performance in all areas of operation is a primary responsibility of the Board of Directors. In this regard, the Board has established a Public Responsibility Committee whose charter mandates monitoring of policies, procedures and performance in areas such as equal opportunity, health, environment and safety. The Committee receives reports on performance in these areas and provides the Board and management with its assessments and expectations. The Committee, the Board, and executive management are committed to full dialogue with regard to the company's performance in these areas. Open communication regarding the company's performance, the Committee believes, can only help Texaco's results and enhance shareholder value.

    * Texaco is an Equal Opportunity Employer and its units have 36 separate written Action Plans in effect throughout the United States. Performance is reported periodically to appropriate government agencies as required by law.

    Additionally, Texaco plans to prepare this year for the information of stockholders and others, a comprehensive report on equal employment opportunity programs, policies and results, updating the report prepared in 1993.

    We believe the company's commitment to a performance-based compensation system, as well as the incorporation of adherence to its Corporate Conduct Guidelines and its "Visions and Values" statement, which emphasize the centrality of environmental and social responsibility to the company's values in the evaluation process for individual annual performance ratings, meet the concerns raised in support of this proposal. Texaco's "Vision and Values" statement makes this commitment clear:

        "We acknowledge a major
    responsibility to meet the needs and
    satisfy the concerns of the national
    and world communities of which
    we are a part.

        We actively seek effective and
    efficient ways to protect the
    environment in which we live and
    operate.

        We encourage employees to
    fulfill their obligation as private
    citizens by working to better their
    own communities."

    In affirmation of these values, the company has recently released its third Environment, Health and Safety Review, a comprehensive evaluation of Texaco's efforts to protect the natural environment and the safety and health of its employees and neighbors worldwide. Accordingly, the cost and effort of yet another report on these matters, which would overlap the current widely circulated Environment, Health and Safety Review, the forthcoming report on equal employment opportunity and the Compensation Committee Report, do not appear to us to be warranted.

    THE BOARD OF DIRECTORS, FOR THESE REASONS, RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

ITEM 5--STOCKHOLDER PROPOSAL RELATING TO EMPLOYMENT OPPORTUNITY

    We believe there is a strong need for corporate commitment to equal employment opportunity. We also believe a clear policy opposing all forms of discrimination is a sign of a socially responsible corporation. Since a substandard Equal Employment Opportunity record leaves a company open to expensive legal action, poor employee morale and even the loss of certain business, it is in the company's and shareholder's interests to have a strong record and adequate information available on our equal employment record.

    We share the concern of the 1991 United States Congressional Civil Rights and Glass Ceiling Acts that ". . . additional remedies under Federal law are needed to deter harassment and intentional discrimination in the workplace
. . .". We support the statement, "We continue to find that if the CEO is committed to ensuring diversity, it can happen," as published in the U.S. Labor Department's report "Pipelines of Progress."

    We believe non-discrimination policies and Affirmative Action issues are important to shareholder value. Our goal is to encourage our management to improve our corporation's Equal Employment record and that of the industry. As a major employer we are in a position to take the lead in ensuring that diverse employees receive fair employment opportunities. We believe the review requested in this resolution keeps the issue high on management's agenda and reaffirms our public commitment to Equal Employment Opportunity and programs responsive to the concerns of all employees.

    We are a major employer with a responsibility for ensuring that women and minority employees receive fair employment opportunities and promotions. The review requested in this resolution keeps the issue high on management's agenda and reaffirms our public commitment to Equal Employment Opportunity and programs responsive to the concerns of women and minorities.

    We believe Texaco's management must improve its record with regard to discrimination lawsuits and our relationship to the Office of Federal Contract Compliance. Our company is still plagued with a number of discrimination suits and Conciliation Agreements with the Office of Federal Contract Compliance.

    RESOLVED: The shareholders request the Board initiate a review of Texaco's policies and practices related to equal employment opportunity and recommend constructive changes. The Public Responsibility Committee shall oversee this review and make a summary report available to shareholders by September, 1995. This report shall be prepared at reasonable cost and may exclude confidential information. This review shall focus on the following areas:

    1. Affirmative action/equal employment and implementation plans.

    2. If our company's hiring and performance evaluation/grading processes ensure non-discriminatory, comparable rewards for all employees and how they can be improved.

    3. Analysis of efforts to attain realistic minority representation at the middle, upper middle and executive levels of managerial employees and plans for improvement.

    4. Description of the number of discrimination complaints and discrimination lawsuits brought by employees as well as age discrimination. The company's potential financial legal liability from these lawsuits and whether Texaco needs to take steps to deal with these issues more creatively before they become matters for legal action.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

    Texaco is in full agreement that a strong commitment to equal employment opportunity is the responsibility of every company. It is Texaco's policy to treat every employee with respect and dignity, and to provide each employee with the opportunity for fair employment and promotion so as to develop and advance to the utmost of his or her abilities. Company policy also stresses the importance of open and honest communication among all employees. Texaco is proud of the progress it has made in building a valued, diverse work force and is fully committed to continuous improvement.

    The Board agrees that close monitoring and evaluation of our work force is an important element in ensuring that advancement continues in this area. Indeed at its January 1995 meeting, the Public

Responsibility Committee of the Board reviewed in depth the status of the company's equal employment opportunity activities including all of the areas listed by the proponents in points 1 to 4 above. Texaco presently conducts numerous reviews, analyses and employee surveys, including a diversity assessment survey which was completed in 1994. These are all designed to help the company better understand its work environment, and further a culture that promotes an all-inclusive work force and creative energy from all its employees.

    Texaco also ensures that the company's commitment to equal opportunity is regularly communicated clearly to employees through such means as the statement of policy issued by the Chief Executive Officer, Texaco's "Vision and Values" and articles in "Texaco Today," our corporate magazine. In addition, in 1994 the company completely revised and updated its Corporate Conduct Guidelines, which include equal employment opportunity and other human resources guidelines. Each director, officer and U.S. employee has acknowledged that he or she has read the Guidelines and to the best of their knowledge is in compliance with them. A twenty-four hour per day, seven day a week toll-free telephone line is available to employees to ask any questions about, or to report any violations of, the Guidelines.

    Implementation of the company's human resources policy goes well beyond communication. It includes:

    * Human Resources Committees which continue to review the development of minorities and women within the company;

    * Written Action Plans for 36 different company locations which are specifically designed to achieve equal employment opportunity at each such location;

    * Diversity and equal employment opportunity training for managers and supervisors;

    * A revised Job Posting Program, which provides interested employees with the information they need to take advantage of opportunities within the company;

    * Establishment of relationships with a variety of organizations representing minority groups, so as to support their efforts in the business community in general;

    * Texaco's Employee Problem Resolution Procedure, designed to provide employees with an easy and common-sense way to raise and resolve workplace differences and improve manager/employee communication; and

    * The Texaco Foundation, which reaches out through its contributions to support programs designed to help the career development of women and minorities. For example, recently the Foundation contributed over $1 million to the United Negro College Fund.

    The company's commitment to equal opportunity and to the success of our human resources programs continue to yield positive results, even in the face of extensive downsizing. A review of the consolidated data filed with the Equal Employment Opportunity Commission for 1994 compared with 1988 shows:

    * A 24 percent increase in the percentage of minorities in Texaco's full-time U.S. work force;

    * A 31 percent increase in the percentage of women in the company's full-time U.S. workforce;

    * A 68 percent increase in the percentage of women and a 36 percent increase in the percentage of minorities in the EEOC job category, officials and managers.

    The Proposal asks about lawsuits and complaints against the company. In order to protect shareholder value, if the company believes that a claim is unjust, it must defend against it. The favorable results of the few instances where litigation was deemed appropriate support this conclusion.

    In February 1995 we advised the proponents that the company has determined to undertake a review and prepare a detailed report on its equal employment activities. The preparation of this report is now well underway and a summary will be available to the stockholders and others by year end. In spite of the company's commitment to conduct this review and prepare a complete report of the review, the proponents have insisted that the company publish their proposal in the proxy statement and have the shareholders vote on it, action which the company views as redundant and wasteful of corporate resources.

    Furthermore, because the proposal ignores Texaco's strong and continuous commitment and significant progress toward achieving equal employment opportunity and diversity; because the proposal calls for action already underway; because the Board feels strongly that individual stockholders should not dictate the contents, time frame, procedure and other specifics of reviews such as that requested in the proposal; and because virtually the same proposal was submitted by one of the same stockholders last year and rejected by more than 92% of the stockholders, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE PROPOSAL.

ITEM 6--STOCKHOLDER PROPOSAL RELATING TO CORPORATE CONDUCT GUIDELINES

    WHEREAS: Texaco's Corporate Conduct Guidelines function as the company's statement of policy governing business internationally. In it, Texaco states our company:

    -- cooperates with federal, state and local governments in analyzing emerging environmental issues, finding solutions to environmental problems and developing cost-effective, scientifically based environmental standards.

    -- promotes employee safety and health, both on and off the job.

    -- demonstrates commitment to environment, health and safety matters by scheduling auditing/compliance assurance visits developed annually.

    -- believes a work environment which reflects diversity and is free of all forms of discrimination, intimidation and harassment is essential for a productive and efficient work force.

    -- respects each employee's right to engage in or refrain from engaging in activities associated with representation by a labor organization.

    We commend Texaco for creating such forward looking guidelines. However, we believe these guidelines fall short in vitally important areas and that, in fact, Texaco's international conduct, at times, is in direct conflict with the company's own guidelines.

    For example, take the case of Texaco's expanding involvement in the police state of

Burma, one of the world's most repressive countries, as confirmed by Amnesty International and the U.S. State Department. Many human rights groups believe Texaco's controversial connection with the illegitimate military junta in fact hurts our reputation more than it builds respect in the world community. Furthermore, a clear case can be made that Texaco's Burma involvement strengthens the repressive military government through the payment of tens of millions of dollars as payment for exploration rights, goods and services now and in the future. We believe Texaco also provides legitimacy to an ostracized government by investing there and portrays the country in a positive light which helps counter growing international criticism.

    But Burma is only one example. Texaco also does business in other countries with controversial human rights records: Indonesia, China and Thailand.

    Thus, we believe that Texaco's principles need significant expansion. Entirely absent from the present guidelines, for example, are clear human rights criteria. For example, Levi Strauss, in its Guidelines for Country Selection, states, "We should not initiate or renew contractual relationships in countries where there are pervasive violations of human rights."

    RESOLVED: The shareholders request the Board of Directors to review and update the Texaco Corporate Conduct Guidelines and report their revisions to shareholders and employees by September 1995. In its review, the Board shall include a section with guidelines on maintaining investments in or withdrawing from countries where there is a pattern of on-going and systematic violation of human rights, where a government is illegitimate or where there is a call by human rights advocates, pro-democracy organizations or legitimately elected representatives for economic sanctions against their country.

Supporting Statement

    We believe our company policy has a major loophole that needs to be addressed as it does business internationally. This resolution urges our Directors to take leadership and add to our Guidelines.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

    As the proponents suggest, the company has adopted a set of Corporate Conduct Guidelines which have been distributed to, and acknowledged by all of its directors, officers and employees, and which function as a policy statement governing our approach to business world wide. Therefore, the concerns of the proponents in large measure are being addressed. In addition to the Guidelines' policies quoted by the proponents, the Guidelines also state:

"[s]ince Texaco was organized in 1902, company policy has been to comply with all laws (both domestic and foreign), in letter and in spirit, and to adhere to the highest ethical standards in the conduct of our business. That is still our policy. We follow it enthusiastically, because we believe it is the soundest approach to business and personal success in a complex and competitive world."

    Consistent with our Guidelines, in those instances where the United States government has, for human rights or other reasons, mandated that U.S. companies refrain from commerce with or in various countries, the company has scrupulously complied--oftentimes at a significant exposure or loss of property and earnings.

    The company does not believe that it is appropriate to attempt to define a specific set of "rights" which must be adhered to politically, administratively and culturally by a country, that the company would use as a test before entry into that particular country. The company strives to ensure that its conduct throughout the world is in full compliance with the Guidelines, and believes that this can and is being done in ways more practicable than any effort to delineate specific rights which must exist in every society, political situation, or cultural circumstances before the company will become active there.

    Furthermore, the company has, and will continue to steadfastly adhere to its high standards, as set forth in the Guidelines, for the conduct of Texaco operations in the areas in which it operates around the world.

    In aspects of its business, such as where it will explore for hydrocarbons, Texaco's choices are not unlimited. It must compete in those areas where geology indicates hydrocarbons might be or have already been found. Texaco's presence in areas such as China, Indonesia, Myanmar and Thailand not only helps create value for our shareholders, it also allows the company to be a constructive force in building the economy of these areas, creating employment opportunities, and opening the area to further international trade, commerce, information flows and transfers of technology and know-how.

    The very nature of our investments in exploration and development, gasification and power generation, refining and licensing can have a lasting, positive impact through exchange of culture, economic and technological information, exposure to other social practices and values and access to world markets. In addition to plants and technology, Texaco also invests in people by providing tangible benefits through competitive wages, advanced training and other personnel support and advancement programs. The Public Responsibility Committee of the Board of Directors, composed of independent members of the Board, oversees the policies, practices and programs reflected in the Guidelines, including those related to equal employment opportunity and the company's relationship with its domestic and foreign constituencies, and reports on these matters to the full Board.

    Texaco's investment policy is, of course, aimed primarily at enhancing the competitive position and value of the company for its shareholders. In doing so, the company remains committed to enhancing the welfare of those in the nations in which it operates by its policy of respect for human dignity.

    FOR THESE REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE PROPOSAL.

EXECUTIVE COMPENSATION

--------------------------------------------------------------------------------

COMPENSATION COMMITTEE REPORT

    The Compensation Committee of the Board of Directors is composed entirely of independent outside directors. The Committee is responsible for establishing and administering the compensation policies applicable to the company's officers and senior personnel.

    In 1988 the Committee commissioned an independent outside consulting firm to undertake a comprehensive review of Texaco's total executive compensation program. At that time, the company was engaged in a major program of asset and operational restructuring in order to repay debt, improve productivity and increase stockholder value, all with the objective of regaining its position as a fully competitive challenger in the international petroleum industry. Management had advised the Committee of its desire to have the compensation package more directly tied to corporate performance, including earnings, return on stockholders' equity, return on capital employed and total stockholder return. This compensation review, and the compensation program which resulted from it, were designed to produce a performance-oriented result and have, in fact, done so each year since then.

    As part of the compensation program, each year the company and the Committee test Texaco's performance since its restructuring (one of the earliest in industry) against the results of its competitors. That comparison is reflected in the graphs on page 29.

    The company's management pay structure and award opportunities are targeted to be competitive in the mid-range with a mixed group of twenty oil and non-oil companies (the "Comparable Companies"). The Comparable Companies were selected based on size, complexity and operational challenge in relation to Texaco. All of the Comparable Companies, except for the U.S. subsidiary of one foreign based oil company, are included in the S&P 500 Index and four of these companies are also included in the S&P 500 Integrated International Oil Index, both of which are used in the comparison graphs on page 29.

    The compensation program is composed of three elements: salary at a competitive level to attract and retain the highest caliber of employees; performance bonus; and long-term stock-based incentives. The bonus is performance-based, and the long-term awards are tied to stock price performance and total stockholder return. This mix of compensation elements places more of total compensation at risk and emphasizes performance. Both the bonus and stock elements of the plan were presented to and approved by stockholders in 1989, and the stock-based incentives were approved by the stockholders again in 1993.

    As a person's level of responsibility in the company increases, a greater portion of potential total compensation opportunity is shifted from salary to performance incentives and to greater reliance on the value of the company's Common Stock, through stock-based awards. This increasingly aligns the long-term interests of these managers with the interests of stockholders. The total of salary and bonus is intended to provide cash compensation which is to be competitive in a mid-range when performance meets goals.

    The overall salary range structure including midpoints and progression between grade levels is maintained at a mid-range competitive level to attract and retain the highest caliber of employees. Individual salary rates are based on the salary range for the position as well as the length of service in grade and the quality of performance in that position.

    The performance-based bonus program is funded only to the extent earnings generate sufficient funds to establish an Incentive Bonus Reserve. The annual reserve is an amount equal to not more than 1% of the consolidated net income of the company up to 6% of the company's return on equity, plus 3% of the consolidated net income of the company in excess of 6% of the company's return on equity. The unawarded portion of the reserve is carried over for possible use in future years at the discretion of the Committee. Competitive target bonus opportunities are established for each position grade level. The level of each plan participant's bonus is based on achievement for that year of corporate and/or divisional objectives established each year by the Committee which the Committee believes underpin stockholder value and which support the strategic goals of the company.The objectives for corporate officers, including the five individuals listed in the compensation table on page 26, include: change in year-to-year earnings and return on capital employed versus nine companies in the integrated oil industry which are also included in the Comparable Companies; performance versus the annual plan of operating and financial objectives approved each year by the Board of Directors; and performance versus the prior year's results. The potential amount of an award to the individuals named in the table on page 26 is determinable under an objective formula and not subject to discretion in excess of that amount. For those below the more senior levels there is also a subjective element in the bonus formula under which participants are rated with respect to initiative, managerial ability, overall contribution to corporate and/or unit performance, fostering the company's "Vision and Values" and compliance with the Corporate Conduct Guidelines. While performance against financial objectives is a major determinant of incentive-based compensation, the successful Texaco manager must perform effectively in many areas which are not measured specifically by financial results. Performance is also assessed against standards of business conduct reflecting social values and the expectations of the company's key constituencies including its employees and stockholders, the consumers of its products, suppliers and customers, the communities in which it operates and the countries where it does business. Among the corporate values and Corporate Conduct Guidelines considered are those which promote equal employment opportunity and diversity, safeguarding of the environment and protection of the health and safety of the company's employees. Adherence to these high standards are understood to have direct effect on the company's profitability, and the performance of the company's managers is appraised in this regard.

    The long-term incentive program consists of stock options and performance restricted shares (which do not vest unless goals targeted to the performance of the company's competitors are met), emphasizes total return to stockholders, motivates stock ownership by the management by requiring that vested benefits be received in stock and not cash, and encourages retention and continuity of management. While the company has no obligatory levels for equity holdings by management personnel, long-term incentive awards are designed and administered to encourage share ownership and have done so. The Committee reviews the ownership by officers each year. In general, the officers have stock holdings in excess of typical levels established by companies in industry. The five officers named in the table on page 26 had on average holdings in Texaco stock of 6.25 times salary as of December 31, 1994. The values of the packages of long-term incentive awards comprised of performance shares and options at each grade level are established by the Committee and are intended to be fully competitive with the programs offered by the Comparable Companies. Generally, the number of options and performance shares awarded to any participant are determined by grade level without direct relationship to awards in prior years.

    The compensation of the Chief Executive Officer and any other officer/director is established by the Committee, and reviewed with and approved by the Committee of Non-Management Directors--which consists of all the outside directors and is chaired by Mr. Murphy. The compensation for Mr. DeCrane for 1994 was determined by the Compensation Committee in the same general manner as for other members of the management team. Mr. DeCrane's annual salary rate was increased in 1994. The interval of time between increases was consistent with the general practice applicable to all non-represented employees and the gross annualized amount was within the established guidelines for merit compensation actions throughout the company. Reference was also made to the salary rate of chief executive officers of the Comparable Companies and his salary was at the mid-range of that group. Two-thirds of the increase was in salary and one-third in an award of performance stock options and performance restricted shares, under the terms and with the objectives described in the preceding paragraph. Mr. DeCrane's bonus for 1994 was determined solely by the performance of the company with respect to the established Incentive Bonus Plan objectives as applied to the target level for his position grade. His bonus and those for the other named executives were less than 40% of the maximum possible had all corporate objectives been exceeded, which they were not, and were some 26% below the prior year. Long-term awards granted in 1994 were based on the targets set under the same guidelines established by the Compensation Committee for all members of the management team. In establishing the overall compensation for Mr. DeCrane, the Committee compared Texaco's performance with the Comparable Companies, considering a range of performance factors including normalized earnings, return on capital employed, return on average stockholders' equity, total return to stockholders, net income per share, and worldwide reserve replacement without assigning any particular weight to any of these factors. His total compensation was at or below the mid-range of compensation paid by these companies and without regard to length of service or time in grade and reflected his success in meeting objectives and setting strategies for the longer range.

    In 1992, the Committee commissioned a second independent study of the company's executive compensation programs by a nationally-known compensation consulting firm different from the one which helped design the program in 1988. In connection with this further review the consultant was asked to answer four specific questions:

    1. Is the overall reward program reasonable and are the individual pay elements that make up the total program also reasonable?

    2. Are the risk/reward relationships in all of the variable pay elements appropriate and fair?

    3. Are variable pay elements sufficiently responsive to changes in performance, both on the upside and downside?

    4. Is the pay package sufficiently sensitive to stockholder interests and supportive of Texaco's strategic plan?

    The Consultant answered: "Our examination of all the executive pay data covering several years for Texaco and its group of peer companies leads us to conclude that with respect to each of the specific questions posed by the Committee, Texaco's overall compensation program is designed and administered to achieve its objectives." The Committee continues to administer the compensation programs to maintain these standards.

    On December 1, 1994, the Internal Revenue Service issued amended regulations pursuant to Internal Revenue Code section 162(m), which was added to the Code by the Omnibus Budget Reconciliation Act of 1993. Section 162(m) limits the amount of compensation a corporation may deduct as a business expense. That limit, which applies to up to five executives individually, is $1 million per individual, per year, subject to certain specified exceptions. One of these exceptions is compensation which is "performance based." Because Texaco's incentive bonus and stock incentive plans are deemed to be performance-based, the new rules have no impact on the company for 1994, and all compensation paid in 1994 is fully deductible.

CONCLUSION

    The Committee believes that the quality and motivation of all of Texaco's employees, including its managers, make a significant difference in the long-term performance of the company. The Committee also believes that compensation programs which reward performance that meets or exceeds high standards also benefit the stockholders, so long as there is an appropriate downside risk element to compensation when performance falls short of such standards and that the Committee has appropriate flexibility in administering the program to achieve the objectives of the program. The Committee is of the opinion that Texaco's management compensation programs meet these requirements, have contributed to the company's success, and are deserving of stockholder support.

                /s/Robert A. Beck      /s/Willard C. Butcher
                   Robert A. Beck         Willard C. Butcher
                      Chairman

                /s/Edmund M. Carpenter /s/Charles H. Price, II
                   Edmund M. Carpenter    Charles H. Price, II

                         /s/Thomas S. Vanderslice
                            Thomas S. Vanderslice

    The following compensation information is furnished for service performed by the company's Chief Executive Officer and its four other most highly compensated Executive Officers for the three years indicated.

                           SUMMARY COMPENSATION TABLE

                                 ANNUAL COMPENSATION                   LONG-TERM COMPENSATION
                         ------------------------------------  ---------------------------------------
                                                                         AWARDS
                                                               ---------------------------
                                                                                SECURITIES   PAYOUTS
                                                   OTHER         RESTRICTED     UNDERLYING  ----------         ALL
NAME AND PRINCIPAL                                ANNUAL            STOCK        OPTIONS/      LTIP           OTHER
     POSITION      YEAR  SALARY($)  BONUS($)  COMPENSATION($)  AWARDS($)(1)(2)  SARS(#)(2)  PAYOUTS($)  COMPENSATION($)(3)
------------------ ----  ---------  --------  ---------------  ---------------  ----------  ----------  ------------------
A.C. DeCrane, Jr.  1994    927,500  595,135         9,818           769,107       149,859      -0-             57,834
 Chairman of       1993    875,000  807,008        12,127           762,976        75,099      -0-             55,317
 the Board/CEO     1992    783,333  509,876        98,132           515,768        74,676    1,810,577         48,874
A.J. Krowe         1994    633,000  390,705         8,865           534,964        71,068      -0-            168,751
 Vice Chairman     1993    588,750  528,815         4,031           534,657        86,609      -0-            166,096
 and CFO           1992    525,500  408,726         5,060           321,625        46,196      -0-            162,221
J.L. Dunlap        1994    408,333  173,390        27,889           199,357        37,093      -0-             61,665
 Senior Vice       1993    383,333  216,966         2,055           206,029        36,038      -0-             25,817
 President         1992    347,500  266,091        21,025           198,750        28,693      239,249         22,360
P.I. Bijur         1994    382,500  140,879         3,351           154,063        21,481      -0-             25,134
 Senior Vice       1993    355,000  201,984         4,010           159,219        41,353      -0-             25,888
 President         1992    326,667  189,005        24,356           153,594        24,786      327,615         21,444
C.R. Black         1994    373,333  140,879        12,294           154,063        26,792          -0-         35,150
 Senior Vice       1993    355,000  192,844        44,411           159,219        29,913          -0-         74,478
 President         1992    324,000  172,862        27,924           153,594        24,317      309,745         21,314


(1) Messrs. DeCrane, Krowe, Dunlap, Bijur and Black have restricted stockholdings of 68,939; 40,590; 15,025; 11,033; and 15,621 shares, respectively, as of December 31, 1994. The shares had a market value of $4,127,723; $2,430,326; $899,622; $660,601; and $935,307, respectively, at
    December 31, 1994, based on a value of $59.875 per share. These share numbers and values include the 1994 award reported in the "Restricted Stock" column above. Dividends are paid on the restricted stock at the same time and rate as dividends paid to holders of unrestricted stock.

(2) In order to provide assurances to certain current and retired employees that they will be provided with the benefits to which they are entitled under the company's incentive plans, the company has obtained insurance on portions of the amounts shown against its failure to provide these benefits.

(3) Matching contributions to the Employees Thrift Plan and moving expenses associated with job reassignment are provided on the same basis for all employees. Mr. Krowe became entitled to Texaco retirement benefits commencing in July 1992, the month after he attained age 60, for the period October 1988 through June 1992, which are no less than he would have been entitled to under his previous employer's retirement plan, reduced by the amount actually received from that previous employer's plan. Included in the amounts shown for Mr. Krowe is $130,771 received pursuant to the aforementioned arrangement in 1994.

26

                             OPTION GRANTS IN 1994

                             INDIVIDUAL GRANTS OF OPTIONS AND RESTORED OPTIONS
------------------------------------------------------------------------------------------------------------
                                        NUMBER OF
                                        SECURITIES
                                        UNDERLYING    % OF TOTAL    EXERCISE OR                   GRANT DATE
                                         OPTIONS       OPTIONS          BASE        EXPIRATION     PRESENT
NAME                         DATE       GRANTED(#)     GRANTED      PRICE($/SH.)       DATE       VALUE $ **
------------------------   ---------    ----------    ----------    ------------    ----------    ----------
A.C. DeCrane, Jr.           06/24/94      59,900         4.52%         61.6250        06/24/04      377,370
                            07/22/94       2,450         0.19%         62.9375        07/22/04       16,121
                           *01/06/94      32,804         2.48%         66.1250        01/02/00      186,983
                           *02/01/94      19,174         1.44%         67.2500        06/26/02      111,784
                           *11/01/94      15,770         1.19%         65.2500        06/22/00      119,537
                           *11/01/94      19,761         1.49%         65.2500        06/26/02      149,788
A.J. Krowe                  06/24/94      41,975         3.16%         61.6250        06/24/04      264,443
                            07/22/94       1,400         0.11%         62.9375        07/22/04        9,212
                           *01/06/94       9,378         0.71%         66.1250        01/02/00       53,455
                           *11/01/94       4,873         0.37%         65.2500        01/02/00       36,937
                           *11/01/94       1,119         0.08%         65.2500        06/22/00        8,482
                           *11/01/94      12,323         0.93%         65.2500        06/26/02       93,408
J.L. Dunlap                 06/24/94      16,175         1.22%         61.6250        06/24/04      101,903
                           *01/06/94      13,112         0.99%         66.1250        01/02/00       74,738
                           *11/01/94       7,806         0.59%         65.2500        06/26/02       59,169
P.I. Bijur                  06/24/94      12,500         0.94%         61.6250        06/24/04       78,750
                           *01/31/94       6,186         0.47%         66.5000        01/02/00       35,013
                           *10/20/94       2,795         0.21%         63.3750        01/02/00       19,956
C.R. Black                  06/24/94      12,500         0.94%         61.6250        06/24/04       78,750
                           *01/07/94       8,407         0.63%         66.2500        01/02/00       47,163
                           *11/01/94       5,885         0.44%         65.2500        06/26/02       44,608


  * Restored Options. Restoration of options originally granted and reported in 1990 and 1992. All options include a restoration feature, by which options are granted to replace shares that are exchanged by participants as full or partial payment to the company of the purchase price of shares being acquired through the exercise of a stock option or withheld by the company in satisfaction of tax withholding obligations. Since restored options are granted at an exercise price which is equal to the market price of the company's Common Stock on the day of grant, they are issued at an exercise price which is at a higher price than the exercise price of the original grant. Options vest 50% after one year and are fully exercisable after two years. Restored options are fully exercisable after six months.

 ** Valuation. All options are granted at an exercise price equal to the market value of the company's Common Stock on the date of grant. Therefore, if there is no appreciation in the market value, no value will be realizable. In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in this table. The company's use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the Grant Date Present Value: for all grants the option term is assumed to be three years, volatility at 15%, dividend yield of 5% and interest rates of 4.37% to 7.16%. The real value of the options in this table depends solely upon the actual performance of the company's stock during the applicable period.

         AGGREGATED OPTION EXERCISES IN 1994 AND YEAR-END OPTION VALUES

                                                                NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                               UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                   SHARES                      OPTIONS AT YEAR-END(#)*          AT YEAR-END($) **
                                 ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                             EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
--------------------------------------------   -----------   -----------   -------------   -----------   -------------
A.C. DeCrane, Jr.                   7,702        509,855       160,243        127,831          -0-            -0-
A.J. Krowe                          2,625        172,330        89,984         82,677          -0-            -0-
J.L. Dunlap                         2,059        135,738        63,126         32,068          -0-            -0-
P.I. Bijur                            997         65,616        48,004         21,545          -0-            -0-
C.R. Black                          1,458         96,228        44,154         24,635          -0-            -0-


 * Includes options reported in the chart entitled "Option Grants in 1994". ** Based on year-end price of $59.875.

PERFORMANCE GRAPHS

    The two graphs on the following page compare the cumulative total stockholder return on Texaco's Common Stock with the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Integrated International Oil Index during five-year and seven-year periods. The measurement period in the first graph begins on December 31, 1989, and the second graph begins two years earlier on December 31, 1987. The second graph fully reflects the results of the extensive restructuring undertaken by the company in 1988.

                                FIVE-YEAR COMPARISON
                         CUMULATIVE RETURN TO STOCKHOLDERS
               (Price Appreciation and the Reinvestment of Dividends)
                               TEXACO VS. S&P INDICES                  TOTAL RETURN
                                                                      ANNUAL GROWTH
                 1989     1990     1991     1992     1993     1994        RATE
--------------------------------------------------------------------    -----------
TEXACO         $100.00   108.15   115.26   118.48   134.86   131.40       5.6%
S&P 500        $100.00    96.88   126.28   135.88   149.52   151.55       8.7%
S&P 500 OILS   $100.00   106.95   123.28   126.39   151.57   160.99      10.0%
















                               SEVEN-YEAR COMPARISON
                         CUMULATIVE RETURN TO STOCKHOLDERS
               (Price Appreciation and the Reinvestment of Dividends)
                               TEXACO VS. S&P INDICES                  TOTAL RETURN
                                                                      ANNUAL GROWTH
               1987   1988   1989   1990   1991   1992   1993   1994       RATE
---------------------------------------------------------------------    ----------
TEXACO       $100.00 143.84 204.05 220.68 235.17 241.75 275.18 268.12     15.1%
S&P 500      $100.00 116.50 153.30 148.52 193.58 208.31 229.20 232.31     12.8%
S&P 500 OILS $100.00 119.41 160.99 172.18 198.47 203.47 244.01 259.18     14.6%

RETIREMENT PLAN

    Over 16,000 employees of the company and its subsidiaries, including the 21 elected officers, are eligible to participate in the Retirement Plan. The plan is a qualified plan under the Internal Revenue Code, and provides benefits funded by company contributions. In addition, participants have the option of making contributions to the plan and receiving greater pension benefits. Contributions are paid to a Master Trustee and to insurance companies for investment.

    For purposes of calculating pension benefits for the named executive officers, the plans recognize salary and bonus only and do not take into account other forms of compensation. For the named executive officers, salary and bonus for the last three years are shown in the salary and bonus columns of the Summary Compensation Table. Effective January 1, 1995, IRS regulations provide that covered remuneration cannot exceed $150,000 per year (as indexed for inflation) for purposes of this plan. The amount of an employee's pension is the greater of a benefit based upon a final pay formula (applicable in most cases), a career average formula, or a minimum retirement benefit.

                               PENSION PLAN TABLE

                                                            YEARS OF BENEFIT SERVICE
COVERED REMUNERATION*        15           20           25           30            35             40             45
---------------------     --------------------------------------------------------------------------------------------
     $   100,000          $ 22,500     $ 30,000     $ 37,150     $ 44,150     $   51,150     $   58,150     $   65,150

         200,000            45,000       60,000       74,300       88,300        102,300        116,300        130,300

         400,000            90,000      120,000      148,600      176,600        204,600        232,600        260,600

         600,000           135,000      180,000      222,900      264,900        306,900        348,900        390,900

         800,000           180,000      240,000      297,200      353,200        409,200        465,200        521,200

       1,000,000           225,000      300,000      371,500      441,500        511,500        581,500        651,500

       1,200,000           270,000      360,000      445,800      529,800        613,800        697,800        781,800

       1,400,000           315,000      420,000      520,100      618,100        716,100        814,100        912,100

       1,600,000           360,000      480,000      594,400      706,400        818,400        930,400      1,042,400

       1,800,000           405,000      540,000      668,700      794,700        920,700      1,046,700      1,172,700

       2,000,000           450,000      600,000      743,000      883,000      1,023,000      1,163,000      1,303,000


* "Covered Remuneration" means the highest three-year average salary and bonus, if any, during the last ten years of employment. The years of benefit service for the following individuals are: Mr. DeCrane, 36; Mr. Krowe, 6; Mr. Dunlap, 32; Mr. Bijur, 28; and Mr. Black, 37. With respect to the plan, annual pension benefits are based on the non-contributory final pay formula (up to 1.5% of final average pay times benefit service) and assume the participant retires at age 65 and has been a non-contributory member of the plan throughout the period of service. These amounts, however, do not reflect a reduction for Social Security benefits pursuant to the provisions of the plan. They do include those additional sums, if any, payable under a Supplemental Pension Plan to compensate those employees who have earned annual pension benefits payable under the plan but which are limited by Section 415 of the Internal Revenue Code.

30

STOCKHOLDER PROPOSALS

    Stockholders may present proposals to be considered for inclusion in the 1996 Proxy Statement, provided they are received at the company's principal executive office no later than November 28, 1995, and are in compliance with applicable laws and Securities and Exchange Commission regulations. Any such proposals should be addressed to: Secretary, Texaco Inc., 2000 Westchester Avenue, White Plains, New York 10650.

OTHER BUSINESS

    The management is not aware of any matters, other than those indicated above, that will be presented for action at the meeting. If other proper matters are introduced, the persons named in the accompanying proxy will vote the shares they represent in accordance with their judgment.

    By order of the Board of Directors.

CARL B. DAVIDSON

Vice President and Secretary.

                                                                  March 27, 1995

                                   [TEXACO INC.]
                                      [LOGO]

                                                                [TEXACO]
                                                                 [LOGO]
Dear Texaco Stockholder:

   You are cordially invited to attend the Annual Meeting of Stockholders to be held in the Westchester Ballroom of the Rye Town Hilton in Rye Brook, New York, on Tuesday, May 9, 1995, at 10:00 a.m. If you plan to attend, please carry the attached admission ticket with you to the meeting.

   Please keep in mind that your vote is important. Whether or not you are able to attend the meeting in person, PLEASE MARK THE ATTACHED PROXY TO INDICATE YOUR VOTING PREFERENCES AND SIGN, DETACH AND RETURN THE PROXY CARD IN THE ACCOMPANYING POSTAGE PAID ENVELOPE.

I also welcome any comments or questions you have concerning the Company's activities. For your convenience in providing such comments, space is provided on the reverse side of this card, which you can enclose and return with your signed proxy. In view of the large number of comments and questions we generally receive, IT WILL NOT BE POSSIBLE TO RESPOND TO THEM INDIVIDUALLY. However, I assure you that each one will be read and that subjects of general interest will be covered at the meeting or in other information from the Company.



   /s/ Alfred C. DeCrane, Jr.

   Chairman of the Board &
   Chief Executive Officer


                                   ADMISSION TICKET
                                          TO
                     TEXACO'S 1995 ANNUAL MEETING OF STOCKHOLDERS





This is your ADMISSION TICKET to gain access to Texaco's 1995 Annual Meeting of Stockholders to be held in the Westchester Ballroom of the Rye Town Hilton in Rye Brook, New York, on Tuesday, May 9, 1995, at 10:00 a.m. Please present this Admission Ticket at one of the registration stations where YOU WILL BE ASKED TO DISPLAY SOME FORM OF PERSONAL INDENTIFICATION. The directions to the meeting are on the reverse side of this admission ticket. Stockholders will be admitted through the hotel's Westchester Ballroom entrance.

                         THIS TICKET IS NOT TRANSFERABLE


                      (DETACH AND RETURN IN THE ENCLOSED ENVELOPE)
      --------------------------------------------------------------------------
        Please specify your choices by clearly marking the appropriate boxes.
        Unless specified, this proxy will be voted FOR items 1 and 2, AGAINST
  P items 3,4,5 and 6 and will be voted in the discretion of the proxies on such other matters as may properly come before the meeting or any adjournment thereof.
  R   --------------------------------------------------------------------------
        DIRECTORS    1. Election of directors for a three year term:
        RECOMMEND       Nominees are: J. Brademas, A.C. DeCrane, Jr.,
  O     A VOTE FOR      T.S. Murphy, C.H. Price, II
        ITEMS 1 & 2
                     / / FOR all listed nominees
  X                  / / WITHHOLD vote for all nominees
                     / / WITHHOLD vote only from_____________

  Y                  2. Approval of Arthur Anderson LLP as Auditors
                        for the year 1995.
                                                         FOR   AGAINST   ABSTAIN
                                                         / /      / /        / /
      --------------------------------------------------------------------------
        DIRECTORS                                        FOR   AGAINST   ABSTAIN
        RECOMMEND    3.Stockholder proposal relating to
          A VOTE       classification of directors....../ /      / /        / /
         AGAINST     4.Stockholder proposal relating to
        ITEMS 3,4,     executive compensation.........../ /      / /        / /
          5 & 6      5.Stockholder proposal relating to
                       employment opportunity.........../ /      / /        / /
                     6.Stockholder proposal relating to
                       corporate conduct guidelines...../ /      / /        / /
      --------------------------------------------------------------------------
                                                ACCOUNT NO.     PROXY NO.
                                                -----------     ---------


                                                             CUSIP 881694 10 3
                                                              SEE REVERSE SIDE

PLEASE SIGN, DATE
   AND RETURN    _________________________________________DATE______________1995
                 (Sign exactly as name appears, indicating
                  position or representative capacity,
                  where applicable)

FOR YOUR COMMENTS...

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    As part of the Company's continuing efforts to eliminate unnecessary expenses, we are attempting to stop duplicate mailing of Annual Reports to the same family residence. If more than one member of your household is receiving copies of the Annual Report, please help us economize by completing the following authorization:

/ / Discontinue mailing the Annual Report to my account because I have a copy available to me from another source.


Name:_________________________________Signature:________________________________

Account Number(shown on face of proxy card):____________________________________

           (DETACH AND RETURN WITH YOUR PROXY CARD IN THE ENCLOSED ENVELOPE)



DIRECTIONS TO RYE TOWN HILTON
-----------------------------
FROM NEW YORK CITY
West Side Highway (Henry Hudson Parkway Rt.9A) to George Washington Bridge and Rt.95 North and East. Follow to Exit 1C, Rt.87 North (Major Deegan Expressway and Gov. Thomas E. Dewey, NY Thruway). Follow NY Thruway North to Exit 4, Cross County Parkway. Proceed to Hutchinson River Parkway North and continue to Exit 26E (Westchester Ave). Continue on Westchester Avenue, following signs for Village of Rye Brook and turn left at entrance to Rye Town Hilton.

FDR Drive to Triboro Bridge to Bruckner Expressway (Rt.278). Proceed to Rt.95 North and Exit 21. Follow Rt. 287 West to Exit 10 (Webb Avenue, Bowman Avenue). Take Exit 10 go straight off the ramp to your second traffic light and bear right onto Westchester Avenue. Proceed to your third traffic light and turn left at entrance.

FROM CONNECTICUT
Follow Rt.95 South to Exit 21 N.Y. Follow Rt.287 West to Exit 10 (Webb Avenue, Bowman Avenue). Take Exit 10, go straight off the ramp to your second traffic light and bear right onto Westchester Avenue. Proceed to your third traffic light and turn left at entrance.

FROM TAPPAN ZEE BRIDGE
Rt.87 South to Exit 8, Rt.287 East. Proceed on Rt.287 East to Exit 10 Westchester Avenue. Continue East on Westchester Avenue following signs for Village of Rye Brook. Fourth traffic light on Westchester Avenue, turn left at entrance to Rye Town Hilton.

                 (DETACH AND RETURN IN THE ENCLOSED ENVELOPE)

       [LOGO]
     TEXACO INC.
  2000 Westchester Ave.
 White Plains, NY 10650

              THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

       A.J. Krowe, R.B. Smith, W.C. Steere, Jr., W. Wrigley, and each of them, as proxies, with full power of substitution, are hereby authorized to represent and to vote, as designated on the reverse side, all Common Stock of Texaco Inc. held of record by the undersigned on March 10, 1995, at the Annual Meeting of Stockholders to be held in the Westchester Ballroom of the Rye Town Hilton, in Rye Brook, New York, on Tuesday, May 9, 1995, at 10:00 a.m.

       IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE CHECK THE APPROPRIATE BOX BELOW. IF YOU AND A FAMILY MEMBER ARE ATTENDING, PLEASE PROVIDE TEXACO WITH THE FAMILY MEMBER'S NAME.

/ / STOCKHOLDER WILL ATTEND THE ANNUAL MEETING

/ / STOCKHOLDER AND A FAMILY MEMBER WILL ATTEND THE ANNUAL MEETING


----------------------------------------------------------
              Family member's name (Please Print)